Virtual Provider Network Links Consumers With Physicians for
                    Medical Services Through Consumer Portal



        SANTA CLARA, Calif., Sept. 28 /PRNewswire/ -- Healtheon Corporation (Nasdaq: HLTH) today announced an agreement with Alternative Technology Resources, Inc. (OTC Bulletin Board: ATEK) to provide an e-commerce solution for uninsured and underinsured consumers seeking discounted medical services. Under the agreement, consumers can register for Alternative Technology Solutions' Internet Medical Provider Network using Healtheon's consumer portal, http://www.myhealtheon.com. With this innovative service, registered members are expected to have access to a network of over 300,000 providers who have agreed to substantially discount rates for medical services.

        As previously announced, Healtheon and WebMD agreed in May to merge to form Healtheon/WebMD, the first end-to-end provider of healthcare information and services.

        Under the three-year agreement, Alternative Technology Solutions will use Healtheon's Internet services to allow consumers to register for the Internet Medical Provider Network through Healtheon's consumer portal and pay for the service using an authenticated credit card. Registered users of the service will be able to access healthcare providers and services, fill out their health records online and send the summary report to their provider electronically in advance of the visit, and have secure e-mail communications with their physicians.

        The service is expected to be operational by early next year.

        "Alternative Technology Resources is creating a virtual network of healthcare providers with infrastructure and extensive Internet distribution provided by Healtheon," said Steve Curd, chief operating officer of Healtheon. "This solution builds on Healtheon's strengths in providing Internet-based services for healthcare providers and consumers. We are enthusiastic about the opportunity to address a specific market need with Alternative Technology Resources by providing the electronic commerce tools and services to assist in the development and early activation of the Internet Medical Provider Network. "

        "The Internet Medical Provider Network will allow those who pay for healthcare themselves to access, for a minimal fee, the same preferred rates received by large health plans for just those services that they need," said James W. Cameron, Jr., Chief Executive Officer of Alternative Technology Resources. "We are excited to be able to offer a broad-based medical panel through Healtheon's consumer portal, allowing us to reach a large proportion of the estimated 43 million Americans that currently lack health insurance coverage. "

About Healtheon

        Healtheon,  founded  in 1996  and  based in Santa  Clara,  Calif.,  is a
pioneer    in     providing     Internet-based,     business-to-business     and
consumer-to-business electronic commerce services that link


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doctors and consumers with healthcare institutions, enabling them to efficiently and conveniently manage their business and personal healthcare needs.

        Healtheon's services simplify the business and clinical processes of healthcare, provide more timely access to information, provide faster and more convenient service, and lead to higher quality, more affordable care. The company recently announced definitive agreements to acquire MEDE AMERICA Corp. and merge with WebMD, Inc. Healtheon can be reached through its Web site at http://www.healtheon.com.

About Alternative Technology Resources

        In August, Alternative Technology Resources announced plans to use its experience in healthcare and information technology to offer the nation's 600,000+ medical providers the ability to more directly link their practices via the Internet to parties that pay for medical services. Alternative Technology Resources is initially focusing on those who are underinsured and the 43 million Americans who are uninsured.

About WebMD

        WebMD offers a comprehensive suite of Internet-based services and information for physicians as well as healthcare information services and online communities for consumers, enabling healthcare professionals to efficiently manage their business and consumers to become equal partners in taking care of their personal healthcare needs. WebMD can be reached through its Website at http://www.webmd.com. WebMD physician subscriptions are available by calling 877-GO-WEBMD or accessing the Web site at http://www.WebMD.com. Consumers can also access the information and services they need to take control of their health and lifestyles through a separate Web site at the same address.

About MEDE AMERICA

        Headquartered in East Meadow, NY, MEDE AMERICA is a leading provider of healthcare transaction solutions to a broad range of providers and payers in the healthcare industry. The company offers an integrated suite of electronic transaction solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. With offices in New York, Ohio and Atlanta, MEDE AMERICA has 450 employees and can be reached through its Web site at http://www.mede.com.

        NOTE: Healtheon is a trademark of Healtheon Corporation. All rights reserved.

        Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the ability of Healtheon's services to decrease costs and improve patient care. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: Healtheon's limited operating history, continued growthin the use of the Internet, and acceptance of the Internet as a secure medium over which to conduct transactions. Additional risks associated with Healtheon's business can be found in its recent Registration Statement on Form S-4 and other periodic filings with the SEC.